Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to Item #15, the additional answers are as follows:

Item 15  Additional Sub-custodians:


Deutsche Bank AG Netherlands (Via Paris), Paris, France
Deutsche Bank AG, Seoul, Republic of Korea
Deutsche Bank AG, Amsterdam, Netherlands
Citibank, N.A., San Juan, Puerto Rico
United Overseas Bank Limited, Singapore, Singapore
FirstRand Bank Limited, Johannesburg, South Africa
Standard Chartered Bank of Uganda Limited, Kampala, Uganda
UniCredit Bank Serbia JSC, Belgrade, Serbia
Skandinaviska Enskilda Banken AB, Copenhagen, Denmark
HSBC Bank Middle East Limited, Abu Dhabi, United
Arab Emirates
UniCredit Bank Austria AG, Vienna, Austria
Deutsche Bank AG, Netherlands (via Paris), Lisbon, Portugal
Standard Chartered Bank (Taiwan) Limited, Taipei, Taiwan
UniCredit Bulbank AD, Sofia, Bulgaria
Zagrebacka Banka d.d., Zagreb, Croatia
UniCredit Bank Czech Republic and Slovakia A.S., Prague, Czech Republic Unicredit Bank d.d. Mostar, Federation of Bosnia and Herzegovina
Unicredit Bank d.d. Banja Luka, Republic of Srpska
China Construction Bank, Hong Kong, People's Republic of China
JSC Bank of Georgia, Tbilisi, Republic of Georgia
HSBC Saudi Arabia Limited, Riyadh, Saudi Arabia
Deutsche Bank AG, Vienna, Austria
Nordea Bank AB (publ), Copenhagen C, Denmark
Nordea Bank AB (publ), Helsinki, Finland
Deutsche Bank (Malaysia) Berhad, Kuala Lumpur, Malaysia
Nordea Bank AB (publ), Oslo, Norway
Nordea Bank AB (publ), Stockholm, Sweden
Deutsche Bank, A.S., Istanbul, Turkey

Type of Custody:  Foreign Custodian Rule 17f 5